Exhibit 10.1
May 29, 2006
Mr. Robert A. Lindeman
8462 Grennan Woods Drive
Powell, OH 43065
Dear Rob:
We are pleased to confirm our offer, and your acceptance of, of the terms of your employment at Max & Erma’s Restaurants, Inc. (the “Company”).
Following are the terms of your employment offer:
1. Employment
     You will be employed on a full-time basis as President of the Company and reporting to the Chief Executive Officer of the Company. You shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity.
2. Compensation
     (a) Base Salary. Your base salary compensation (“Base Salary”) will be at annual rate of $265,000, effective the date of this letter agreement, through the end of fiscal year 2007, payable in accordance with the normal payroll practices of the Company. Your Base Salary shall be increased by a minimum of 7% beginning on the first day of each of fiscal year 2008, fiscal year 2009 and fiscal year 2010.
     (b) Executive Cash Bonus. The Compensation Committee of the Board of Directors (the “Compensation Committee”) has amended your interest in the Company’s 2006 Executive Cash Bonus Program as provided in this Section 2(b). You agree that if the Company’s budgeted Adjusted Pre-Tax Income is met for fiscal year 2006, as such target was previously set by the Compensation Committee, you will be paid under the Company’s 2006 Executive Bonus Program (i) $25,000 (the “2006 Minimum Bonus”), plus (ii) your scheduled payout from the Bonus Pool (as previously defined by the Compensation Committee), which was previously set at 40% of the Bonus Pool (the “2006 Bonus Pool Payout”).
     After fiscal 2006, you will be eligible for a cash bonus under a bonus plan, which is determined annually at the discretion of Compensation Committee for officers of the Company. Although bonus plan specifications for future fiscal years are at the absolute discretion of the Compensation Committee, it is the Company’s expectation that your bonus structure for future fiscal years will be the similar to the 2006 Executive Cash Bonus Program with a cash bonus subject to the achievement of one or more financial performance targets and calculated as (i) $25,000 (each, a “Future Fiscal Year Minimum Bonus”), plus (ii) your payout from that year’s bonus pool (each, a “Future Fiscal Year Bonus Pool Payout”).

Mr. Robert A. Lindeman
May 29, 2006

     You agree that if you voluntarily terminate your employment with us on or prior to the last day of fiscal year 2009, other than by death or disability, you will repay to the Company the following bonuses, if any, earned or paid through such date of termination:
     (x) the 2006 Minimum Bonus, if paid; and
     (y) for each of fiscal years 2007, 2008 and 2009, any Future Fiscal Year Minimum Bonus, if paid.
     (c) Stock Option. The Company’s Compensation Committee has authorized the grant of an option (the “Option”) to you to purchase 50,000 shares of the Company’s common stock under the Company’s 2002 Stock Option Plan (the “Plan”), or successor plan, exercisable at a strike price per share equal to the fair market value of one share of the Company’s common stock at the time of the grant, vesting and becoming exercisable 30% on the third anniversary of the date of this letter agreement, and an additional 10% on each subsequent anniversary thereafter, cumulatively, and expiring on the 10th anniversary of Stockholder Approval (as defined below), unless terminated earlier pursuant to the terms of the Plan, or successor plan. Notwithstanding anything herein to the contrary, the actual Option grant is expressly subject to stockholder approval of an increase in the number of shares available under the Plan or stockholder approval of available shares under a successor plan (“Stockholder Approval”), and such grant will be made effective on the date of such Stockholder Approval. The Company agrees to use reasonable efforts to bring such proposal before the stockholders at the Company’s 2007 Annual Meeting of Stockholders. If Stockholder Approval is not obtained at or prior to the Company’s 2007 Annual Meeting of Stockholders, the agreement to grant the Option shall be null and void; provided, however, if the Option is deemed null and void, the Company will provide you with an alternative incentive compensation benefit on terms and conditions as similar as practicable to those contained in the Option.
     (d) Fringe Benefits. You will be entitled to a car allowance of up to $750.00 a month. In addition, you will be entitled to receive employee benefits and participate in any employee benefit plan, in accordance with their terms as from time to time amended, that the Company maintains during your employment and which are made generally available to all other management employees in like positions.
     (e) Severance Agreement in Event of Change in Control for Senior Executive Officers. The Company agrees to enter into a Severance Agreement in Event of Change in Control for Senior Executive Officers with you, substantially in the form as provided in Exhibit 10(m) to the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on January 18, 2000.
3. At-Will Employment; No Limitation. Your employment is “at-will employment” (may be terminated by either the Company or yourself at any time and for any reason). You agree that you are not entitled to any severance upon your termination, regardless of whether the termination is by the Company or yourself (except as may be provided under the Severance Agreement in Event of Change in Control for Senior Executive Officers described in Section 2(e) above). This letter agreement is in addition to an not in place of any other obligations of trust, confidence and ethics duty imposed on you by law. If, in the future, you elect to terminate your employment with the Company, we request that you provide a minimum notice of 30 days.

Mr. Robert A. Lindeman
May 29, 2006

4. Confidential Information; Assignment of Inventions.
          (a) Confidential Information Defined. You agree to maintain in strict confidence all information and materials belonging to, used by, or in the possession of Company (i) which have been disclosed or made known to, or has come into your possession as a consequence of or through your relationship with the Company before or after the date hereof, (ii) which are related to the Company’s customers, suppliers, business strategies or policies, operating practices, operating manuals, recipes, financial results, sales and management techniques, marketing plans, strategic plans, and research or development, and (iii) which have not generally been made available to the general public by the Company pursuant to a specific authorization in the ordinary course of business by the Company (“Confidential Information”). Notwithstanding the foregoing, you may release Confidential Information if (1) required by law, (2) necessary to establish a lawful claim or defense against the Company, (3) necessary to establish a lawful claim or defense against a person or entity other than the Company, but only with the permission, which shall not be unreasonably withheld, of the Company, or (4) necessary to respond to process or appropriate governmental inquiry, but in each case of items (1) to (4) hereof, only with prompt and reasonable prior notice to the Company to enable the Company to seek appropriate protective orders or otherwise protect the Confidential Information.
          (b) Assignment of Inventions. You agree that you will promptly disclose and grant and do hereby grant to the Company your entire right, title and interest in and to all customer lists, developments, plans, designs, improvements, inventions, recipes, formulae, software, documentation, processes, techniques, know-how, patents, trade secrets and trademarks, copyrights and all other data conceived, developed or acquired by you before or after the date hereof, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, that result from or are conceived during the performance of tasks assigned to you by Company or result from use of property, equipment, or premises owned, leased or contracted for by the Company (“Inventions”). You agree to execute and deliver, from time to time, such documents as may be necessary or convenient to effectuate the transfer of such Confidential Information to the Company and shall cooperate with and assist the Company in every proper way (at the expense of the Company) in obtaining and from time to time enforcing patents, copyrights, trade secrets, other proprietary rights and protections relating to Inventions in any and all countries;
5. Governing Law; Jurisdiction and Venue. You agree that jurisdiction and venue in any action brought pursuant to this letter agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in either the United States District Court for the Southern District of Ohio, Eastern Division, Columbus, Ohio, or the Court of Common Pleas of Franklin County, Ohio. Such jurisdiction and venue is exclusive. This letter agreement shall be governed by the laws of the State of Ohio, without reference to its choice of law rules.
6. Complete and Final Agreement. This letter agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and supersedes and replaces any existing oral or written agreement or understanding between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.

Mr. Robert A. Lindeman
May 29, 2006

     By accepting this offer, you represent and warrant that you are not a party to any agreement that would prevent you from performing your duties for the Company or which would expose the Company to a risk of suit by reason of your employment by the Company.

Sincerely,

/s/ Todd B. Barnum
Todd B. Barnum
Chief Executive Officer
AGREED AND ACCEPTED:
/s/ Robert A. Lindeman
Robert A. Lindeman